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                                  EXHIBIT 99.1

           Cytel Corporation Raises $8.4 Million In Private Placement

SAN DIEGO--(BUSINESS WIRE)--Dec. 5, 1997--Cytel Corporation (NASDAQ:CYTL news) today announced that it has raised approximately $8.4 million in a private placement of 4.8 million shares of common stock to a limited number of institutional and other accredited investors, including certain existing significant stockholders. BT Alex. Brown, Inc. served as placement agent for this transaction.

With the completion of the private placement, the total number of outstanding shares of Cytel's common stock is approximately 32 million.

The net proceeds of the offering will be used primarily to complete a pivotal FDA registration trial with Cylexin(TM) for the prevention of reperfusion injury in newborn babies undergoing surgery for congenital heart disease, to begin this month, to fund preclinical development of Cytel's integrin blocker program targeting chronic inflammatory diseases and for the manufacture of Cylexin and other carbohydrates to supply corporate partners.

The private placement was not registered under the Securities Act of 1933 and was made in reliance on exemptions from the registration requirements of the Securities Act. Shares of common stock issued in the private placement may not be offered or sold by the purchasers without registration under the Securities Act or an applicable exemption from registration. Cytel intends to file a registration statement covering the resale of the shares.

Cytel is a leader in the discovery and development of cell adhesion inhibitors for treatment of acute and chronic inflammation, and its Glytec unit is a leader in the manufacture of bioactive carbohydrates for use in medical and consumer products. Epimmune Inc., its subsidiary, is focused on the discovery and development of a new generation of safer, more potent vaccines for the prevention and treatment of cancer and infectious diseases.

This press release includes forward-looking statements that reflect management's current views of future events. Actual results may differ materially from the above forward looking statements due to a number of important factors, including but not limited to the risks associated with successfully negotiating and completing definitive agreements for any corporate collaboration, the timing and cost of conducting human clinical trials, the regulatory approval process, and the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors are more fully discussed in Cytel's most recent Forms 10-K and 10-Q.



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